Free Writing Prospectus Registration Statement No. 333-131266 Dated June 26, 2008 Filed pursuant to Rule 433

Morgan Stanley Investor Overview

Second Quarter 2008
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Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Forward-Looking Statements" immediately preceding Part I,
Item I, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in
Part 1, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's
Discussion and Analysis of Financial Condition and Results of Operations" in
Part II, Item 7 and "Quantitative and Qualitative Disclosures About Market
Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the
fiscal year ended November 30, 2007 and other items throughout the Company's
Form 10-K, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2008 and the Company's 2008 Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC global website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Index

-        Market Environment

-        Financial Results

-        Institutional Securities

-        Global Wealth Management

-        Asset Management

-        Risk Management

-        Liquidity, Capital and Funding

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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Market Environment

           Pre-Crisis              Credit Crisis                    Resolution
           ----------              -------------                    ----------
- High leverage             - De-leveraging                    - Recognize losses
- Securitization growth     - Lack of liquidity                - Raise capital
- Expansion of derivatives  - Asset price deterioration        - Extend loans
- Insurance by monolines    - Capital constrained              - Asset dispositions
                            - Asset downgrades                 - Leverage equilibrium

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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Consolidated Financial Highlights

2Q08 Highlights
Net Revenues ($Bn)                     6.5
PBT ($Bn)                              1.4
Diluted EPS ($)                       0.95
Pre-Tax Margin (%)                      22
ROE -- Annualized Cont. Ops. (%)      12.3
Adjusted Leverage Ratio (x)           14.1
Book Value per Share ($)             30.11
Average Total Liquidity ($Bn)          135

Net Revenue Composition - 6 months (1)

         Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  The quarter ended May 31, 2008 includes a pre-tax gain of $744 million related to the secondary offering of MSCI Inc., (reported in Institutional
     Securities) and a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.
     (reported in Global Wealth Management Group).

This slide is part of a presentation by Morgan Stanley and is intended to be
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generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Regional Net Revenue Growth

-    Americas net revenues grew 40% between 2004 and 2006

     -    Excluding the mortgage related loss, 2007 net revenues grew 10% from
          2006

-    EMEA net revenues were $10 billion in 2007, 2x larger than 2004

-    EMEA net revenues were up 7% first half of 2008 vs. first half 2007

-    Asia net revenues were almost $6 billion in 2007, 3x larger than 2004 and roughly 2x larger than 2006

         Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  Includes U.S., Canada, Latin America and Other.
(2)  2004 includes ($1.35 billion) of Eliminations and $0.52 billion of Other.

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been updated since it was originally presented.

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Business Overview -- Strategic Priorities

      Institutional Securities     Global Wealth Management                Asset Management
      ------------------------     ------------------------                ----------------
- Refocusing the business         - Accelerating growth           - Redefining the business
- Disciplined operating           - Weak competitive landscape    - Taking action for growth
   approach                       - Growing flows and               - Leverage Alternatives
- Market share opportunities        Financial Advisors              - Enhance product offering
- Investing strategically         - Low capital usage               - Investing in Non-U.S.
   - Commodities                                                      markets
   - Emerging Markets                                               - Building Private Equity
   - Prime Brokerage                                                  and Infrastructure
                                                                      product platforms

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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Institutional Securities

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading. Other Sales and Trading primarily includes net losses from mark-to-market loans and closed and pipeline commitments, results related to Investment Banking and other activities. Prior to 2005, excludes net revenues associated with corporate lending activities and certain other adjustments.

(2)  2Q08 includes a pre-tax gain of $744 million related to the secondary offering of MSCI Inc.

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viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Institutional Securities -- Positioned for Growth

Investments

-        Continue to aggressively grow in emerging markets
-        Build upon growth initiatives in equity derivatives
-        Continue global expansion of prime brokerage
-        Opportunistically build out commodities business
-        Technology to enhance capital allocation and evaluation of trading opportunities

Opportunities

-        Reallocate capital and human resources to areas of growth

-        Help clients restructure risk positions

-        Take advantage of trading opportunities created by market dislocations

-        Provide solutions to clients' asset / liability mismatch challenges

-        Maximize the Firm's relationship network

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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Growth Stages

	Stage One	Stage Two	Stage Three
Global Wealth Management	✓ Restructure then stabilize ✓ Increase flows ✓ Improve Financial Advisory productivity ✓ Product investments	✓ Improve margins ✓ Organic growth ✓ Expand internationally ✓ Enhance technology / operations	• Growth through acquisition • Competitive PBT margin
Asset Management	✓ Build Alternatives foundation ✓ Seed new products ✓ Re-enter Private Equity ✓ Build out Infrastructure	✓ Continue to attract talent ✓ Generate flows • Restructure Core Asset Management • Leverage Alternatives strong performance	• Competitive fund flows • Competitive PBT margin

Morgan Stanley

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10

Global Wealth Management

-------------------------------------------------------------------------------
Net Revenue
($MM)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  "Other" includes Investment Banking and Other revenues.
(2)  2Q08 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S. V. , S. A.
     U.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Asset Management

-------------------------------------------------------------------------------
Net Revenue
($MM)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  "Other" includes Investment Banking, Net Interest and Dividends, and Other
     revenues.

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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Asset Management -- Revenues

-------------------------------------------------------------------------------
Asset Management Net Revenues -- 6 months 2008 vs. 6 months 2007
($MM)

     Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  Includes SIV losses.

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Risk Management

-   Resources
     -    Continued investment in people and technology

-   Limit Structures / Risk Taking
     -    Scale risk taking based on ability to analyze, monitor and change
     -    Importance of risk correlations and risk concentrations

-   Modeling
     -    Enhanced focus on stress testing and measuring tail risk
     -    Consistent applications across product categories

-   Collaboration
     -    Continued integration and constant communication among independent risk control groups:

          - Market Risk               - Credit Risk
          - Operational Risk          - Financial Control
          - Treasury                  - Legal and Compliance

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been updated since it was originally presented.

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Risk Managing Net Exposures

Total Net Exposure (1)      Non-Investment Grade Corporate
                            Lending Commitments
($Bn)                       ($Bn)

         Source: Morgan Stanley SEC Filings, Earnings Conference Call

(1)  Net Exposure is defined as potential loss to the Firm in an event of 100%
     default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.

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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Operating Discipline

                               Three Key Tenets

                      Capital                       Balance Sheet                  Liquidity
                      -------                       -------------                  ---------
- Risk Adjusted Return               - Reduced both gross and           - Reduced re-financing risk
    on Capital                           adjusted leveraged ratios
                                         during 2Q08                    - Strengthened liquidity
- Temporarily suspended share                                               position at the parent level
    buyback program                  - Reallocated balance sheet to
                                         liquid assets with significant
- CIC Investment                         two-way customer flows

This slide is part of a presentation by Morgan Stanley and is intended to be
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presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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Capital Strength -- Tier 1 Ratio

2Q08 Tier 1 Capital Ratio between 11.5% and 12.0%

                                    New 10Q Disclosure
                                    ------------------

-  Components of Tier 1 Capital           -  Capital Ratios           -  Risk Weighted Assets
   - Common Equity                           - Tier 1 Capital Ratio      by Risk Type
   - Tier 1 Eligible Capital                 - Total Capital Ratio       - Market
   - Less: Goodwill & Intangibles, Net                                   - Credit
           Deferred Tax Assets & Debt                                    - Operational
           Valuation Adjustment

-  Components of Total Capital
   - Tier 1 Capital
   - Subordinated Debt
   - Qualifying Long-Term Debt

     Source: Company SEC Filings and Earnings Conference Call

(1)  Goodwill & Intangibles includes mortgage servicing rights

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Total Capital

Total and Adjusted Assets

         Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  These amounts include the non-current portion of long-term borrowings
     (including Capital Units and junior subordinated debt issued to capital trusts) and shareholders equity.

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                                                                             18

Active Capital Management

Tangible Shareholders' Equity and Leverage Ratios

Tangible Equity ($Bn)

         Source: Company SEC Filings and Earnings Conference Call

(1)  Leverage ratio equals total assets divided by tangible shareholders'
     equity.
(2)  Adjusted leverage ratio equals adjusted total assets divided by tangible shareholders' equity.

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Liquidity Framework

 Contingency Funding Plan          Capital Markets Activity
- Starting Cash                      - Type of Debt
- Inflows / Outflows                 - Sourcing Channel
- Business Unit Demands              - Tenor
- Stresses
- Net Liquidity Position

                         Business Unit Plans / Demands

                                - Client Flows
                                - Client Strategic Funding
                                - Market Conditions

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Contingency Funding Plan

0                             Time                1-Year

Starting Cash

(+/-) Known Inflows and Outflows

(+/-) Probable Inflows and Outflows

(+/-) Additional Uses

Apply Stress Scenarios

= Ending Liquidity

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                                                                             21

Liquidity

Average Liquidity Reserves per Quarter

Source: Morgan Stanley SEC Filings and Earnings Conference Call

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Financing

Long-Term Debt Issued              Long-Term Debt Outstanding
---------------------              --------------------------
($Bn)

------------------------           -----------------------------
Source: 10K, 10Q, and              Source: Company Shelf Filings
Earnings Conference Call

Secured Financing                  CP Outstanding
-----------------                  --------------
                                   ($Bn)

Equity Stock Loan
Fixed Income Repo
Weighted Average Maturity > 40 days

------------------------           -----------------------------
Source: Morgan Stanley             Source: Morgan Stanley SEC Filings and
Earnings Conference Call           Earnings Conference Call

(1)  Reflects public market activity only, does not include private placements

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Credit Quality

  Debt Ratings
                                                     Long-Term Debt    Short-Term Debt
                                                     --------------    ---------------
  Dominion Bond Rating Service Limited                  AA (Low)       R-1 (Middle)
  Fitch Ratings (1)                                      AA-               F1+
  Moody's Investors Service (2)                          Aa3               P-1
  Rating and Investment Information, Inc. (R&I) (3)      AA                a-1+
  Standard & Poor's (4)                                  A+                A-1

(1)  Outlook changed to Negative on December 19, 2006.
(2)  Outlook changed to Negative on November 8, 2007.
(3)  Outlook changed to Negative on December 20, 2007.
(4)  Outlook confirmed at Negative on June 2, 2008.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes and has not been updated since it was originally presented.

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